EXHIBIT 99.1


AutoNation to Issue Senior Notes Due in 2008


FORT LAUDERDALE, Fla. (July 19, 2001)...AutoNation, Inc. (NYSE: AN), America's largest automotive retailer, today announced that it is proposing to issue approximately $300 million in senior notes due in 2008.

The Company proposes to use the net proceeds of the offering to replace existing debt and to finance acquisitions, capital expenditures, working capital and other general corporate needs.

The senior notes will be offered solely by means of a confidential offering memorandum in a private placement to either qualified institutional buyers under Rule 144A under the Securities Act of 1933 ("the Act") or in offshore transactions pursuant to Regulation S under the Act. None of the notes that the Company is proposing to sell in the private placement have been registered under the Act, and they may not be offered or sold in the United States absent registration or an applicable exception from such registration.

About AutoNation, Inc.
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AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest automotive retailer, on and off the web. A Fortune 100 company, AutoNation employs 31,000 people and operates 368 new vehicle franchises in 17 states.

FORWARD-LOOKING STATEMENTS
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Certain statements and information included in this press release constitute
"forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.